Exhibit 99.1

Investor Contact:

Kurt Abkemeier

Cbeyond, Inc.

Vice President, Finance and Treasurer

(678) 370-2887

CBEYOND REPORTS SECOND QUARTER 2008 RESULTS

Revenues Grew by 25.7% and Customers Increased 23.7% Over Prior Year

ATLANTA (August 6, 2008) — Cbeyond, Inc. (NASDAQ: CBEY), (“Cbeyond”), a managed services provider that delivers integrated packages of voice, broadband, and mobile services to small businesses, today announced its results for the second quarter ended June 30, 2008.

Recent financial and operating highlights include the following:

•	Strong second quarter revenue growth with revenues of $85.1 million, up 25.7% over the second quarter of 2007;

•	Total adjusted EBITDA of $13.7 million during the second quarter of 2008, an increase of 8.3% from the second quarter of 2007 (see Schedule 1 for reconciliation to net income);

•

Net income of $0.5 million in the second quarter of 2008 compared with $2.9 million in the second quarter of 2007 (see Net Income discussion for factors affecting the comparability of income tax expense between the periods);

•	Total customers in Cbeyond’s eleven operating markets of 38,576, reflecting net customer additions of 1,902 in the quarter;

•	Average monthly revenue per customer location (ARPU) of $754 during the second quarter of 2008 compared to $748 in the first quarter of 2008 and $748 in the second quarter of 2007; and

•	Monthly customer churn of 1.3% in the second quarter of 2008 as compared to 1.3% in the first quarter of 2008.

Financial Overview and Key Operating Metrics

Financial and operating metrics, which include non-GAAP financial measures, for the three and six months ended June 30, 2007 and 2008, include the following:

	For the Three Months Ended June 30,
	2007	2008	Change	% Change
Selected Financial Data (dollars in thousands)
Revenue	$67,715	$85,092	$17,377	25.7%
Operating expenses	$65,147	$83,750	$18,603	28.6%
Operating income	$2,568	$1,342	$(1,226)	(47.7%)
Net income	$2,892	$496	$(2,396)	(82.8%)
Capital expenditures	$12,802	$18,194	$5,392	42.1%

Key Operating Metrics and Non-GAAP Financial Measures
Customers	31,175	38,576	7,401	23.7%
Net additions	2,009	1,902	(107)	(5.3%)
Average monthly churn rate	1.0%	1.3%	0.3%	30.0%
Average monthly revenue per customer location	$748	$754	$6	0.8%
Adjusted EBITDA (in thousands)	$12,611	$13,663	$1,052	8.3%

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CBEY Reports Second Quarter 2008 Results

August 6, 2008

	For the Six Months Ended June 30,
	2007	2008	Change	% Change
Selected Financial Data (dollars in thousands)
Revenue	$130,741	$165,585	$34,844	26.7%
Operating expenses	$125,341	$161,782	$36,441	29.1%
Operating income	$5,400	$3,803	$(1,597)	(29.6%)
Net income	$5,625	$1,499	$(4,126)	(73.4%)
Capital expenditures	$26,684	$33,748	$7,064	26.5%

Key Operating Metrics and Non-GAAP Financial Measures
Customers	31,175	38,576	7,401	23.7%
Net additions	3,832	3,535	(297)	(7.8%)
Average monthly churn rate	1.0%	1.3%	0.3%	30.0%
Average monthly revenue per customer location	$745	$750	$5	0.7%
Adjusted EBITDA (in thousands)	$24,670	$28,151	$3,481	14.1%

Management Comments

“Despite the continuation of a challenging economic environment, I’m pleased to report that Cbeyond achieved significant growth in revenue and customers and improved results in adjusted EBITDA,” said Jim Geiger, chief executive officer of Cbeyond. “Our revenue growth was underpinned by an acceleration in ARPU in the quarter, which was driven by our increased applications used per customer of 6.5 and our growing mobile penetration at 28% of our customer base. Our growth in adjusted EBITDA comes despite the fact that we are operating in five early-stage, negative adjusted EBITDA markets today versus three last year.”

Geiger added, “In the second quarter, our monthly customer churn continued at 1.3%, although we believe that improvements in receivables indicate a strengthened customer base which may contribute to declining churn rates in future periods. We continued the growth in our early stage San Francisco Bay Area market, ramped our staffing and sales in Miami, which we launched last quarter, and installed our first customer in our new Minneapolis market in the second quarter of 2008. All of this was achieved while also posting organic revenue growth year-over-year of nearly 26% in all of our markets and 20% in our six oldest markets.”

Second Quarter Financial and Business Summary

Revenues and ARPU

Cbeyond reported revenues of $85.1 million for the second quarter of 2008, an increase of 25.7% from the second quarter of 2007. The sequential increase in revenue for the second quarter of 2008 was $4.6 million, as compared to a sequential increase of $3.6 million in the first quarter of 2008. ARPU, or average monthly revenue per customer location, was $754 in the second quarter of 2008, an increase of approximately $6, or 0.8%, as compared to $748 in both the second quarter of 2007 and the first quarter of 2008. The majority of the increase in ARPU over the first quarter of 2008 was due to an increase in revenue from additional mobile and landlines, other applications, and mobile usage.

Cost of Service and Gross Margin

Cbeyond’s gross margin was 68.0% in the second quarter of 2008 as compared with 68.9% in the first quarter of 2008 and 70.2% in the second quarter of 2007. Gross margin declined in the second quarter of 2008 due to several factors, including the planned growth in mobile services, increased losses from mobile handset subsidies, increased cost pressure from additional early stage markets, and lower than typical recoveries of telecommunications costs previously billed in error, which were $0.8 million in the second quarter of 2008 as compared to $1.4 million in the first quarter of 2008 and a quarterly average of $1.0 million in 2007. Operating expense credits resulting from telecommunications cost recoveries may increase in the latter half of 2008 due to the potential resolution of certain major outstanding bills.

Operating Income and Total Adjusted EBITDA

Cbeyond reported operating income of $1.3 million in the second quarter of 2008 compared with operating income of $2.6 million in the second quarter of 2007. For the second quarter of 2008, total adjusted EBITDA was $13.7 million, an improvement of 8.3% over total adjusted EBITDA of $12.6 million in the second quarter of 2007. Total adjusted EBITDA for the second quarter of 2008 included $5.2 million of negative adjusted

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CBEY Reports Second Quarter 2008 Results

August 6, 2008

EBITDA from our planned investment in five early stage markets, while negative adjusted EBITDA for the second quarter of 2007 totaled $3.2 million from three early stage markets.

Net Income

Cbeyond reported net income of $0.5 million for the second quarter of 2008 as compared to net income of $2.9 million for the second quarter of 2007. The decrease in net income versus the second quarter of 2007 is due to an increased level of depreciation and amortization expense, our recording income taxes at the full corporate tax rate beginning in 2008 and an increase in the Texas state margin tax.

Cash and Cash Equivalents

Cash and cash equivalents amounted to $42.8 million at the end of the second quarter of 2008, as compared to $46.0 million at the end of the first quarter of 2008. The decrease in cash primarily related to the increase in capital expenditures.

Capital Expenditures

Capital expenditures were $18.2 million during the second quarter of 2008, compared to $15.6 million in the first quarter of 2008 and $12.8 million in the second quarter of 2007. Capital expenditures in the second quarter of 2008 increased from the first quarter of 2008 primarily due to software license purchases, office buildouts in new markets, and data center expansion, all of which are essential to support our level of growth and maintain our quality of service.

Business Outlook for 2008

With respect to its annual guidance for 2008, Cbeyond is updating annual guidance as follows:

Guidance
Revenues	$350 million to $355 million
Adjusted EBITDA	$60 million to $62 million
Capital expenditures	$68 million to $70 million

Cbeyond’s updated guidance for 2008 assumes a continued challenging economy during the second half of the year, which is expected to impact our sales results and customer churn rate. The lower end of our updated revenue guidance assumes reductions in future sales volumes and increased customer churn rates in the second half of the year, while the upper end of current revenue guidance assumes increases in sales volumes and improvements in customer churn versus current trends in the business. Current expectations for revenue are at the midpoint of the guidance range.

Conference Call

Cbeyond will hold a conference call to discuss this press release Wednesday, August 6, 2008, at 5:00 p.m. EDT. A live broadcast of the conference call will be available on-line at www.cbeyond.net. To listen to the live call, please go to the Web site at least 10 minutes early to register, download, and install any necessary audio software. The conference call will also be available by dialing (877) 591-4949 (for domestic U.S. callers) and (719) 325-4906 (for international callers). For those who cannot listen to the live broadcast, an on-line replay will be available shortly after the call and continue to be available for one year.

About Cbeyond

Cbeyond, Inc. (NASDAQ: CBEY) is a leading IP-based managed services provider that delivers integrated packages of communications and IT services to more than 38,000 small businesses throughout the United States. Cbeyond offers more than 30 productivity-enhancing applications including local and long-distance voice, broadband Internet, mobile, BlackBerry®, broadband laptop access, voicemail, email, web hosting, fax-to-email, data backup, file-sharing and virtual private networking. Cbeyond manages these services over a private, 100-percent Voice over Internet Protocol (VoIP) facilities-based network. For more information on Cbeyond, visit www.cbeyond.net.

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CBEY Reports Second Quarter 2008 Results

August 6, 2008

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “projects” and similar expressions. Such statements are based upon the current beliefs and expectations of Cbeyond’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following: the risk that we may be unable to continue to experience revenue growth at historical levels; changes in federal or state regulation or decisions by regulatory bodies that affect the Company; periods of economic downturn and the resulting inability of certain of our customers to meet their payment obligations; the timing of the initiation, progress or cancellation of significant contracts or arrangements; the mix and timing of services sold in a particular period; our ability to recruit and maintain experienced management and personnel; rapid technological change and the timing and amount of start-up costs incurred in connection with the introduction of new services or the entrance into new markets; our ability to maintain or attract sufficient customers in existing or new markets; our ability to respond to increasing competition; our ability to manage the growth of our operations; changes in estimates of taxable income or utilization of deferred tax assets which could significantly affect the Company’s effective tax rate; pending regulatory action relating to our compliance with customer proprietary network information; and general economic and business conditions. You are advised to consult any further disclosures we make on related subjects in the reports we file with the SEC, including the “Risk Factors” in our most recent annual report on Form 10-K, together with updates that may occur in our quarterly reports on Form 10-Q and Current Reports on Form 8-K. Such disclosure covers certain risks, uncertainties and possibly inaccurate assumptions that could cause our actual results to differ materially from expected and historical results. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Key Operating Metrics and Non-GAAP Financial Measures

In this press release, the Company uses several key operating metrics and non-GAAP financial measures. In Schedule I, the Company defines each of these metrics and provides a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure. These financial measures and operating metrics are a supplement to GAAP financial information and should not be considered as an alternative to, or more meaningful than, net income, cash flow or operating income as determined in accordance with GAAP.

SCHEDULE I

Adjusted EBITDA is not a substitute for operating income, net income, or cash flow from operating activities as determined in accordance with accounting principles generally accepted in the United States, or GAAP, as a measure of performance or liquidity. The Company defines adjusted EBITDA as net income before interest, income taxes, depreciation and amortization expenses, excluding non-cash share-based compensation, public offering expenses, loss on disposal of property and equipment and other non-operating income or expense. Information relating to total adjusted EBITDA is provided so that investors have the same data that management employs in assessing the overall operation of the Company’s business.

Total adjusted EBITDA allows the chief operating decision maker to assess the performance of the Company’s business on a consolidated basis that corresponds to the measure used to assess the ability of its operating segments to produce operating cash flow to fund working capital needs, to service debt obligations and to fund capital expenditures. In particular, total adjusted EBITDA permits a comparative assessment of the Company’s operating performance, relative to a performance based on GAAP results, while isolating the effects of depreciation and amortization, which may vary among segments without any correlation to their underlying operating performance, and of non-cash share-based compensation, which is a non-cash expense that varies widely among similar companies. The following information includes a reconciliation of total adjusted EBITDA to net income:

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CBEY Reports Second Quarter 2008 Results

August 6, 2008

CBEYOND, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
Revenue:
Customer revenue	$66,144	$83,450	$127,805	$162,188
Terminating access revenue	1,571	1,642	2,936	3,397

Total revenue	67,715	85,092	130,741	165,585
Operating expenses:
Cost of revenue	20,163	27,202	38,942	52,240
Selling, general and administrative	37,427	47,025	71,720	91,007
Public offering expenses	—	—	2	—
Depreciation and amortization	7,557	9,523	14,677	18,535

Total operating expenses	65,147	83,750	125,341	161,782

Operating income	2,568	1,342	5,400	3,803
Other income (expense):
Interest income	655	218	1,263	598
Interest expense	(48)	(87)	(93)	(143)
Loss on disposal of property and equipment	(243)	(596)	(575)	(1,338)

Total other income (expense)	364	(465)	595	(883)

Income before income taxes	2,932	877	5,995	2,920
Income tax expense	(40)	(381)	(370)	(1,421)

Net income	$2,892	$496	$5,625	$1,499

Earnings per common share
Basic	$0.10	$0.02	$0.20	$0.05
Diluted	$0.10	$0.02	$0.19	$0.05
Weighted average number of common shares outstanding
Basic	27,725	28,286	27,606	28,257
Diluted	29,914	29,558	29,779	29,722

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CBEY Reports Second Quarter 2008 Results

August 6, 2008

CBEYOND, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2007	June 30, 2008
ASSETS
Current assets
Cash and cash equivalents	$56,174	$42,810
Accounts receivable, gross	26,149	26,826
Less: Allowance for doubtful accounts	(2,983)	(1,974)

Accounts receivable, net	23,166	24,852
Other assets	12,181	14,745

Total current assets	91,521	82,407
Property and equipment, gross	236,254	266,289
Less: Accumulated depreciation and amortization	(137,900)	(154,060)

Property and equipment, net	98,354	112,229
Other assets	8,487	9,104

Total assets	$198,362	$203,740

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$12,983	$11,261
Other accrued liabilities	57,467	56,658

Total current liabilities	70,450	67,919
Other non-current liabilities	594	580
Stockholders' equity
Common stock	282	283
Additional paid-in capital	253,534	259,957
Accumulated deficit	(126,498)	(124,999)

Total stockholders' equity	127,318	135,241

Total liabilities and stockholders' equity	$198,362	$203,740

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CBEY Reports Second Quarter 2008 Results

August 6, 2008

CBEYOND, INC. AND SUBSIDIARY

Selected Financial Data and Operating Metrics

(Dollars in thousands, except for Other Operating Data)

(Unaudited)

	Jun. 30 2007	Sept. 30 2007	Dec. 31 2007	Mar. 31 2008	Jun. 30 2008
Revenues
Atlanta	$17,957	$18,555	$19,044	$19,412	$20,088
Dallas	15,039	15,652	16,165	16,607	17,097
Denver	16,035	16,453	16,793	17,155	17,596
Houston	9,422	10,147	10,813	11,069	11,587
Chicago	6,319	7,143	7,913	8,406	8,957
Los Angeles	2,611	3,522	4,372	4,945	5,503
San Diego	332	818	1,288	1,796	2,363
Detroit	—	126	450	851	1,194
San Francisco Bay Area	—	—	39	239	558
Miami	—	—	—	13	138
Minneapolis	—	—	—	—	11

Total revenues	$67,715	$72,416	$76,877	$80,493	$85,092

Adjusted EBITDA
Atlanta	$10,290	$10,779	$10,865	$11,221	$10,865
Dallas	7,181	7,683	8,283	8,353	8,482
Denver	8,900	8,823	8,646	9,085	9,652
Houston	3,965	4,513	4,634	5,245	5,540
Chicago	1,540	2,001	2,336	2,690	3,033
Los Angeles	(883)	(283)	432	950	1,141
San Diego	(1,537)	(1,289)	(1,182)	(938)	(513)
Detroit	(743)	(1,239)	(1,451)	(1,154)	(1,142)
San Francisco Bay Area	(5)	(322)	(1,141)	(1,219)	(1,516)
Miami	—	(8)	(58)	(781)	(1,163)
Minneapolis	—	—	(2)	(66)	(877)
Washington, D.C.	—	—	—	—	(37)
Corporate	(16,097)	(17,195)	(17,387)	(18,898)	(19,802)

Total adjusted EBITDA	$12,611	$13,463	$13,975	$14,488	$13,663

Adjusted EBITDA margin (market-level)
Atlanta	57.3%	58.1%	57.1%	57.8%	54.1%
Dallas	47.7%	49.1%	51.2%	50.3%	49.6%
Denver	55.5%	53.6%	51.5%	53.0%	54.9%
Houston	42.1%	44.5%	42.9%	47.4%	47.8%
Chicago	24.4%	28.0%	29.5%	32.0%	33.9%
Los Angeles	(33.8%)	(8.0%)	9.9%	19.2%	20.7%
San Diego	N/M	(157.6%)	(91.8%)	(52.2%)	(21.7%)
Detroit	N/M	N/M	N/M	(135.6%)	(95.6%)
San Francisco Bay Area	N/M	N/M	N/M	N/M	N/M
Miami	N/M	N/M	N/M	N/M	N/M
Minneapolis	N/M	N/M	N/M	N/M	N/M
Washington, D.C.	N/M	N/M	N/M	N/M	N/M
Adjusted EBITDA margin (as % of total revenue)
Corporate	(23.8%)	(23.7%)	(22.6%)	(23.5%)	(23.3%)
Total	18.6%	18.6%	18.2%	18.0%	16.1%

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CBEY Reports Second Quarter 2008 Results

August 6, 2008

CBEYOND, INC. AND SUBSIDIARY

Selected Operating Statistics

(Dollars in thousands, except for Other Operating Data)

(Unaudited)

	Jun. 30 2007	Sept. 30 2007	Dec. 31 2007	Mar. 31 2008	Jun. 30 2008
Operating income (loss)
Atlanta	$9,241	$9,723	$9,807	$10,164	$9,854
Dallas	6,097	6,575	7,242	7,359	7,567
Denver	7,893	7,945	7,777	8,215	8,835
Houston	3,098	3,658	3,718	4,310	4,668
Chicago	905	1,307	1,583	1,860	2,284
Los Angeles	(1,261)	(682)	(63)	398	579
San Diego	(1,671)	(1,500)	(1,330)	(1,181)	(794)
Detroit	(762)	(1,410)	(1,657)	(1,413)	(1,366)
San Francisco Bay Area	(5)	(328)	(1,211)	(1,387)	(1,741)
Miami	—	(8)	(63)	(809)	(1,296)
Minneapolis	—	—	(2)	(71)	(890)
Washington, D.C.	—	—	—	—	(37)
Corporate	(20,967)	(22,314)	(22,856)	(24,984)	(26,321)

Total operating income	$2,568	$2,966	$2,945	$2,461	$1,342

Capital expenditures
Atlanta	$916	$1,059	$2,163	$677	$1,160
Dallas	777	586	738	683	925
Denver	731	847	1,230	959	886
Houston	826	889	689	778	649
Chicago	792	907	947	580	908
Los Angeles	923	1,014	791	785	502
San Diego	205	653	609	710	690
Detroit	1,572	550	464	832	533
San Francisco Bay Area	408	1,363	1,301	1,146	672
Miami	—	54	1,095	1,977	594
Minneapolis	—	47	288	1,098	1,037
Washington, D.C.	—	—	164	78	570
Corporate	5,652	4,764	7,638	5,251	9,068

Total capital expenditures	$12,802	$12,733	$18,117	$15,554	$18,194

Other Operating Data
Customers (at period end)	31,175	33,287	35,041	36,674	38,576
Net additions	2,009	2,112	1,754	1,633	1,902
Average monthly churn rate	1.0%	1.1%	1.4%	1.3%	1.3%
Average monthly revenue per customer location	$748	$749	$750	$748	$754

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CBEY Reports Second Quarter 2008 Results

August 6, 2008

CBEYOND, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

(In thousands)

(Unaudited)

	Jun. 30 2007	Sept. 30 2007	Dec. 31 2007	Mar. 31 2008	Jun. 30 2008
Reconciliation of Adjusted EBITDA to Net income:
Total Adjusted EBITDA for reportable segments	$12,611	$13,463	$13,975	$14,488	$13,663
Depreciation and amortization	(7,557)	(7,763)	(8,366)	(9,012)	(9,523)
Non-cash share-based compensation	(2,486)	(2,734)	(2,664)	(3,015)	(2,798)
Interest income	655	749	688	380	218
Interest expense	(48)	(100)	(59)	(56)	(87)
Loss on disposal of property and equipment	(243)	(219)	(370)	(742)	(596)
Income tax benefit (expense)	(40)	(16)	9,289	(1,040)	(381)

Net income	$2,892	$3,380	$12,493	$1,003	$496

		Three Months Ended June 30,		Six Months Ended June 30,
		2007	2008	2007	2008
Reconciliation of Adjusted EBITDA to Net income:
Total Adjusted EBITDA for reportable segments		$12,611	$13,663	$24,670	$28,151
Depreciation and amortization		(7,557)	(9,523)	(14,677)	(18,535)
Non-cash share-based compensation		(2,486)	(2,798)	(4,591)	(5,813)
Public offering expenses		—	—	(2)	—
Interest income		655	218	1,263	598
Interest expense		(48)	(87)	(93)	(143)
Loss on disposal of property and equipment		(243)	(596)	(575)	(1,338)
Income tax benefit (expense)		(40)	(381)	(370)	(1,421)

Net income		$2,892	$496	$5,625	$1,499

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